Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Nova LifeStyle, Inc. on Form S-3 (File Nos. 333-193746, 333-177353 and 333-180496) and Form S-8 (File No. 333-197735) of our report dated March 26, 2015, with respect to our audits of the consolidated financial statements of Nova LifeStyle, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, which report is included in this Annual Report on Form 10-K of Nova LifeStyle, Inc. for the year ended December 31, 2014.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, NY
March 26, 2015